                                                                    Exhibit 99.1

(VNS THERAPY LOGO)


For Release Thursday, February 5, 2004; 4:00 PM EST

        CYBERONICS ANNOUNCES Q3 FINANCIAL RESULTS, REVISED FY04 GUIDANCE
                      AND FDA FEEDBACK FROM 100 DAY MEETING
                    Conference call scheduled for 4:30 PM EST

HOUSTON, Texas, February 5, 2004 -- Cyberonics, Inc. (NASDAQ:CYBX) today announced financial results for the third quarter ended January 23, 2004 of its fiscal year ending April 30, 2004.

Net sales for the third quarter ended January 23, 2004 increased 3% to $28.4 million, compared to net sales of $27.6 million for the same quarter ended January 24, 2003. Third quarter net sales for fiscal 2004 included $25.3 million from the U.S. market and $3.1 million from international markets. U.S. and international net sales increased by 1% and 25%, respectively, as compared to last year.

Net sales for the nine months ended January 23, 2004 increased 10% to $84.4 million compared to net sales of $76.7 million for the nine months ended January 24, 2003. Net sales for fiscal 2004 included $77.2 million from the U.S. market and $7.2 million from international markets. U.S. and international net sales increased by 9% and 23%, respectively, as compared to last year.

Net earnings for the third quarter were $1.6 million compared to net earnings of $3.8 million for the quarter ended January 24, 2003. Net earnings per fully diluted share for the third quarter ended January 23, 2004 were $0.06 compared to net earnings per fully diluted share of $0.16 for the quarter ended January 24, 2003. Net earnings for the nine months ended January 23, 2004 were $8.0 million, or $0.31 per fully diluted share, compared to net earnings of $1.2 million or $0.05 per share for the nine months ended January 24, 2003.

Cash on hand on January 23, 2004 totaled $57.7 million, increasing by $2.4 million during the quarter and increasing by $14.1 million over the $43.6 million in cash on hand as of April 25, 2003.

"Worldwide sales for Q3 were 10% lower than the most recent guidance due to lower than expected U.S. epilepsy sales," commented Robert P. Cummins, Chairman and Chief Executive Officer. "Lower than anticipated Q3 U.S. new patient conversion rates and a greater than expected annual decrease in Model 100 replacement sales were the primary causes. Model 100 end-of-service sales declined by 26% versus our 18% guidance. Based on historical U.S. patient conversion rates, we expected 41% of the patient candidates identified in the last half of Q2 to convert into implants in January. Only 30% actually converted, contributing 265 units or some $3.7 million to the Q3 sales miss."

"U.S. Sales was reorganized at the end of fiscal 2003 to increase new patient unit growth and improve reach, frequency, productivity, profitability, scalability in epilepsy and transferability to depression of our U.S. Sales organization and model in fiscal 2004," continued Mr. Cummins. "The third quarter review of U.S. sales performance revealed that although we achieved our post-reorganization reach, frequency and productivity objectives in the three quarters since the reorganization, we did not achieve our new patient unit growth objectives. Although sales force effectiveness as measured by reach, frequency and productivity improved by 22% to 38% in Q3 over Q1, those improvements produced only 5% annual new patient unit growth in Q3 and 10% annual new patient unit growth year-to-date. Furthermore, when we analyzed the source of that growth and the return on our investments in our various epilepsy customer segments, we found that 87% of identified patient candidates (PIQs) and over 96% of sales were coming from 1,815 current prescribers of VNS TherapyTM in whom 60% of our call capital was being invested. Despite significant improvements in sales force effectiveness and the allocation of 40% of our call capital since the reorganization to prospect MDs, those investments yielded a minimal return of only 13% of PIQs and less than 4% of sales."

Mr. Cummins continued, "Our organization and investments must evolve consistent with the market opportunities for VNS Therapy. Our experience over the last seven years in epilepsy and in the three quarters since the reorganization of U.S. Sales confirms that growth in epilepsy will likely come not from new patient units, but from Model 101/102 EOS generator replacement sales and the introduction of new products like the Model 103 Generator planned for launch in fiscal 2006. Given that year-to-date sales have, and future epilepsy sales will likely come from existing VNS prescribers, we properly scaled our Q4 epilepsy sales, marketing and clinical development organizations and spending to serve the 1,815 current VNS prescribers and the estimated 105,000 to 175,000 patients with pharmaco-resistant epilepsy they treat. The refocusing of our U.S. Sales force on 1,815 current prescribers (vs. 4,000 users and prospect MDs) created 40% excess call capital and 23 Territories, three Regions and one Geographic Business Unit with too few neurologists, on which to profitably call. The resulting 27-person, 33-position reduction in force eliminated the 27% of U.S. Territories that were contributing only 18% of sales and reallocated those Territories' most productive MDs to our most productive Territories and Sales personnel."

"The improvements in FY04 post-reorganization sales force productivity and the reductions in our epilepsy investments have favorable implications for profitability going forward, with or without depression," concluded Mr. Cummins. "In FY04, epilepsy contribution as measured by net income excluding direct new indications development expenses will total approximately $15.8 million or 14% of sales. In FY05, assuming no growth in new patient units, we expect epilepsy contribution to increase to approximately $20 million or 18% of sales. Regarding depression, our top down launch strategy will likely target 120 centers of excellence and 6,125 psychiatrists who treat an estimated 1 million to 1.6 million Americans with treatment resistant depression. If we receive a favorable approvability decision from FDA, the sales organization required to address the served epilepsy market and the at-launch target depression market will likely be less than 175 total personnel or 35% below the previous sales headcount estimate of 292."

"Our 100-Day Meeting with FDA occurred on February 4, 2004," commented Alan D. Totah, Vice President Regulatory Affairs and Quality. "Based on FDA feedback at that 100-Day meeting we now believe that the climb to a U.S. regulatory approvability decision will be completed on the original schedule which was Advisory Panel Meeting in July and an approvability decision on our depression PMA-Supplement (PMA-S) in October 2004. The 100-Day meeting feedback from FDA supercedes prior FDA communications. According to FDA at the 100-Day Meeting,
(1) the PMA-S is a very large and complicated application; (2) the substantive, Expedited Review of the PMA-S is a "work in progress;" (3) Cyberonics will receive a list of questions/issues covering safety, effectiveness and clinical significance and trial design in the form of a "Deficiency Letter" once FDA's substantive review is completed; (4) Cyberonics should respond to those issues/questions in a PMA-S Amendment; and (5) an Advisory Panel Meeting will most likely occur approximately 12 weeks after FDA receives that PMA-S Amendment. Obviously, Cyberonics believes that all issues and questions are answered by our original application and we are prepared to respond immediately to FDA's needs to facilitate a timely Panel Meeting and approvability decision."

"The appropriate scaling of our epilepsy sales organization and sales, marketing and clinical development spending combined with adjustments to our depression pre-launch plan to reflect FDA's 100-Day meeting feedback have favorable implications for earnings guidance going forward," commented Pamela B. Westbrook, Vice President Finance and Administration and Chief Financial Officer. "We expect annual worldwide sales for the fourth quarter to be approximately $26 million, reflecting our expectations that Model 100 end-of-service replacement sales will likely decrease by 42% verses the same quarter last year and that PIQ conversion rates and sales force productivity will be at Q3 levels. The appropriate scaling of our spending in epilepsy and depression in combination with continued cost containment efforts will result in a positive revision to our previous Q4 earnings guidance in spite of the reduction in Q4 sales. We now expect fourth quarter net loss to be approximately $2.8 million or $0.12 per fully diluted share. We now expect net earnings for fiscal 2004 to be $5.1 million or $0.20 per fully diluted share. We will provide annual and quarterly FY05 guidance in May when we release the FY04 results. That guidance will be based primarily on Q4 and FY04 epilepsy sales performance, a year-end re-assessment of the epilepsy market opportunity and the depression advisory panel meeting date and outlook."

CONFERENCE CALL

A simultaneous conference call and Internet presentation to discuss Q3 results will occur at 4:30 PM EST on Thursday, February 5, 2004. Two separate phone lines are necessary to access the conference call and Internet presentation. The audio portion of the conference call may be accessed by dialing 877-451-8943 (if dialing from within the U.S.) or 706-679-3062 (if dialing from outside the U.S.). The conference ID is 5036283; the leader is Pam Westbrook. A replay of the audio portion of the conference call will be available two hours after the completion of the conference call on Thursday, February 5, 2004 through February 19, 2004 by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.). The replay conference ID access code is 5036283.

You may access the Cyberonics Internet presentation site via the PresentPLUS Gateway address http://www.presentplus.com/conference/gateway.html. To test your system in advance, take the instant system check by clicking on the PresentPLUS Gateway link above, then select Browser Check from the available options. If you encounter difficulty, support solutions will be provided, or you may call PresentPLUS toll-free at 877-549-3137 or email support@presentplus.com with your telephone number for an immediate call back. Once proper compatibility is confirmed, the presentation site can be accessed 10 minutes prior to the scheduled start, beginning at 4:20 PM EST on Thursday, February 5, 2004. Click on the link http://www.presentplus.com/conference/gateway.html, then click on "Attendee Login" from the available options. The event name and password is xcyberonics.

About VNS Therapy and Cyberonics

Cyberonics, Inc. (NASDAQ:CYBX) was founded in 1987 to design, develop and market medical devices for the long-term treatment of epilepsy and other chronic neurological disorders using a unique therapy, vagus nerve stimulation (VNS). Stimulation is delivered by the VNS Therapy System, an implantable generator similar to a cardiac pacemaker. The VNS Therapy System delivers preprogrammed intermittent mild electrical pulses to the vagus nerve 24 hours a day. The Company's initial market is epilepsy, which is characterized by recurrent seizures. Epilepsy is the second most prevalent neurological disorder. The Cyberonics VNS Therapy System was approved by the FDA on July 16, 1997 for use as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic medications. The VNS Therapy System is also approved for sale as a treatment for epilepsy in all the member countries of the European Economic Area, Canada, Australia and other markets. To date, more than 22,000 epilepsy patients in 24 countries have accumulated over 56,000 patient years of experience using VNS Therapy. The VNS Therapy System is approved for sale in the European Economic Area and in Canada as a treatment for depression in patients with treatment-resistant or treatment intolerant major depressive episodes including unipolar depression and bipolar disorder (manic depression).

VNS Therapy is at various levels of investigational clinical study as a potential treatment for depression, anxiety disorders, Alzheimer's disease, and chronic headache/migraine. Cyberonics' comprehensive VNS Therapy depression study program began with the first pilot study implant in July 1998. The depression study program includes the following studies: a 60-patient acute and long-term pilot study (D-01); a 235-patient double blind, randomized, placebo controlled 8-week fixed dose acute pivotal study with a long-term extension (D-02); a 127-patient long-term observational study of patients with chronic or recurrent treatment resistant depression treated only with treatment as usual (D-04); neuroimaging, neurochemical and sleep mechanism of action studies; and several healthcare utilization and cost effectiveness studies. The patients in these studies were suffering from chronic or recurrent treatment resistant depression. In the D-02 and D-04 studies, the average lifetime illness exceeded 25 years and the average duration of the current depressive episode exceeded 48 months.

Highly statistically and clinically significant acute and long-term response and remission rates were observed in the D-01 pilot study. The first implant in the D-02 pivotal study occurred in August 2000. In January 2002, Cyberonics announced that although clinically meaningful, the difference in the D-02 treatment and placebo group HRSD-24 response rates at the end of the 8-week fixed dose acute study was not statistically significant. In September 2002, after determining the likely contributors to the lack of statistical significance, Cyberonics submitted a revised, prospective long-term pivotal study analysis plan to FDA. In January 2003, Cyberonics announced that the one-year data from its D-02 depression pivotal study, analyzed pursuant to the D-02 analysis plan submitted to the FDA in September 2002, showed highly statistically significant (p-value < 0.001) and clinically significant improvements compared to baseline. In July 2003, Cyberonics reported that the preliminary one-year results from its D-02 VNS Therapy depression pivotal study and D-04 companion study of chronic and recurrent treatment resistant depression, analyzed pursuant to the D-02 analysis plan submitted to the U.S. Food and Drug Administration (FDA) in September 2002, showed a highly statistically significant causal relationship (p-value < 0.001) between VNS Therapy and the depression improvements from baseline observed in the D-02 VNS Therapy study. The causal relationship between VNS Therapy and the D-02 patients' one-year outcomes was determined using a repeated measures linear regression analysis to compare depression improvements as measured by the Inventory of Depressive Symptomatology-Self Report (IDS-SR) over one year in 205 D-02 patients receiving VNS Therapy and treatment as usual with the IDS-SR outcomes of 124 patients in a companion study, D-04, receiving only treatment as usual. In D-04, patients with chronic or recurrent treatment resistant depression who met the critical D-02 inclusion criteria were treated with standard medical management at 13 total study sites including 12 of the 21 D-02 study sites. Statistically and clinically significant differences in the physician and patient reported D-02 and D-04 patients' one-year response and remission rates were also observed. One-year response rates, defined as at least a 50% improvement in depression symptoms as measured by the IDS-SR and HRSD-24 (24 item clinician rated Hamilton Rating Scale for Depression) were 21% and 30%, respectively in D-02 and 12% and 13% respectively in D-04. One-year remission rates, defined as the percentage of patients free of depressive symptoms after one-year of treatment, were 16% and 17%, respectively in D-02 and 5% and 7%, respectively in D-04.

The Company is headquartered in Houston, Texas and has an office in Brussels, Belgium. For additional information please visit us at www.cyberonics.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including "may," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," and "forecast," or other similar words. Such forward-looking statements include statements concerning fiscal year 2004 and 2005 objectives, fiscal year 2004 guidance, including quarterly and annual sales growth, epilepsy contribution, improvements in U.S. sale force productivity, net earnings and net earnings per share, maintaining and obtaining appropriate regulatory approvals, developing VNS as a treatment for depression and other indications, and the timing and outcome of clinical studies and regulatory activities. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test of VNS Therapy for the treatment of depression, Alzheimer's disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management's estimates of future expenses and sales; and other risks detailed in from time to time in the Company's filings with the SEC.

CONTACT INFORMATION

Pamela Westbrook                                Helen Shik
Vice President of Finance and CFO               Vice President
Cyberonics, Inc.                                Schwartz Communications
100 Cyberonics Blvd.                            230 Third Avenue
Houston, TX 77058                               Waltham, MA  02154
Main: (281) 228-7200                            Main: (781) 684-0770 ext. 6587
Fax: (281) 218-9332                             Fax: (781) 684-6500
pbw@cyberonics.com                              hshik@schwartz-pr.com

                                      # # #

                      CYBERONICS, INC.
            CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             FOR THE THIRTEEN WEEKS ENDED         FOR THE THIRTY-NINE WEEKS ENDED
                                                          -----------------------------------   -----------------------------------
                                                          JANUARY 23, 2004   JANUARY 24, 2003   JANUARY 23, 2004   JANUARY 24, 2003
                                                          ----------------   ----------------   ----------------   ----------------
                                                             (Unaudited)       (Unaudited)         (Unaudited)        (Unaudited)
Net sales                                                     $28,434,662       $27,561,545         $84,413,682        $76,689,523
Cost of sales                                                   4,354,335         4,174,170          12,705,777         11,941,743
                                                              -----------       -----------         -----------        -----------
       Gross Profit                                            24,080,327        23,387,375          71,707,905         64,747,780
                                                              -----------       -----------         -----------        -----------

Operating Expenses:
    Selling, general and administrative                        19,038,560        15,506,333          51,774,223         50,430,689
    Research and development                                    3,996,887         4,309,503          12,387,065         13,700,063
                                                              -----------       -----------         -----------        -----------
    Total Operating Expenses                                   23,035,447        19,815,836          64,161,288         64,130,752
                                                              -----------       -----------         -----------        -----------
    Earnings From Operations                                    1,044,880         3,571,539           7,546,617            617,028
Interest income                                                   133,660           119,274             330,982            369,866
Interest expense                                                 (147,800)          (99,210)           (424,882)          (319,638)
Other income (expense), net                                       416,987           257,865             707,854            511,511
                                                              -----------       -----------         -----------        -----------
Earnings before income taxes                                    1,447,727         3,849,468           8,160,571          1,178,767
Income Taxes                                                     (147,319)           27,799             155,532             27,799
                                                              -----------       -----------         -----------        -----------
Net Earnings                                                  $ 1,595,046       $ 3,821,669         $ 8,005,039        $ 1,150,968
                                                              ===========       ===========         ===========        ===========

Basic earnings per share                                      $      0.07       $      0.17         $      0.35        $      0.05
Diluted earnings per share                                    $      0.06       $      0.16         $      0.31        $      0.05
                                                              ===========       ===========         ===========        ===========

Shares used in computing basic earnings per share              23,094,598        22,139,128          22,768,242         21,939,960
Shares used in computing diluted earnings per share            26,654,264        23,878,279          26,085,410         23,018,595

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                      CYBERONICS, INC.

           CONDENSED CONSOLIDATED BALANCE SHEETS

                                                             JANUARY 23, 2004          APRIL 25, 2003
                                                             -----------------         --------------
                                                                (Unaudited)               (Audited)
                           ASSETS

Current Assets
  Cash and cash equivalents                                     $57,711,830              $43,576,305
  Accounts receivable, net                                       18,840,514               14,164,771
  Inventories                                                     6,702,520                6,206,687
  Other current assets                                            3,403,159                1,344,777
                                                                -----------              -----------
       Total Current Assets                                      86,658,023               65,292,540
Property and equipment, net and other assets                      8,441,896                9,822,772
                                                                -----------              -----------
                                                                $95,099,919              $75,115,312
                                                                ===========              ===========


            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                             $27,646,143              $26,462,243

Long term liabilities                                                36,136                  141,066

Stockholders' equity                                             67,417,640               48,512,003
                                                                -----------              -----------
                                                                $95,099,919              $75,115,312
                                                                ===========              ===========